UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/03/2007

Pennsylvania Real Estate Investment Trust
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6300

Pennsylvania	23-6216339
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

The Bellevue, 200 South Broad Street, Philadelphia, PA 19102
(Address of principal executive offices, including zip code)

215-875-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In a Current Report on Form 8-K filed on June 22, 2007, Pennsylvania Real Estate Investment Trust ("PREIT" or the "Company") disclosed that it had called for redemption, and on July 31, 2007 (the "Redemption Date") expected to redeem, all of its outstanding 11% Non-Convertible Senior Preferred Shares (NYSE: PEI PRA) for an aggregate cash redemption amount of $129.9 million, plus accrued and unpaid dividends to but not including the Redemption Date. The Company stated that it anticipated borrowing under its Credit Facility to fund the amount to be delivered to holders.

On July 31, 2007, the Company completed the redemption of these Preferred Shares.

In order to finance the redemption, the Company borrowed $131.8 million under its $500 million unsecured revolving Credit Facility (the "Credit Facility"). After the borrowing on July 30, 2007, there was a total of $190.0 million outstanding under the Credit Facility. Under the Credit Facility, the Company must repay the entire principal amount outstanding at the end of the term, which is January 2009. The Company has an option to extend the term for an additional 14 months, provided that there is no event of default at the time that the extension becomes effective.

Upon the expiration of any applicable cure period following an event of default, the lenders may declare all obligations of the Company in connection with the Credit Facility immediately due and payable, and the commitments of the lenders to make loans under the Credit Facility will terminate. Upon the occurrence of a voluntary or involuntary bankruptcy proceeding of the Company or any material subsidiary, all outstanding amounts will automatically become immediately due and payable and the commitments of the lenders to make loans will automatically terminate.

The Credit Facility agreement was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on December 4, 2003. Amendments to the Credit Facility were filed with the Company's Current Reports on Form 8-K filed on February 3, 2005, March 7, 2006 and February 22, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennsylvania Real Estate Investment Trust

Date: August 03, 2007	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel